Exhibit 99.1

Heritage Reports Second Quarter 2019 Results

Clearwater, FL – August 1, 2019: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a property and casualty insurance holding company, today reported second quarter 2019 financial results.

Second Quarter 2019 Highlights

•	Net income for the quarter was $0.7 million, or $0.02 per diluted share.

•	Record personal lines new business premium and growth rates. Non-Florida states generated 64% of all personal lines new business premium.

•	Premiums-in-force were $922.5 million, down 0.9% year-over-year, reflecting strong new business sales across our platform, offset by strategic derisking in Florida’s Tri-County.

•

Began writing commercial residential business in New Jersey. Heritage is actively writing personal residential business in twelve states, commercial residential business in two states and has licenses in sixteen states.

•	Favorable prior year reserve development of $1.3 million, representing fourth consecutive quarter of favorable prior year reserve development.

•

Net current accident quarter weather losses of $21.5 million – mostly stemming from Florida and North Carolina – including $13.4 million of net current accident quarter catastrophe losses. In the prior year quarter, net current accident quarter weather and catastrophe losses were $9.4 million.

•

Repurchased 157,640 shares for $2.3 million at a 1% discount to first quarter 2019 book value per share, resulting in total capital returned to shareholders of $4.1 million, including $0.06 per share regular quarterly dividend.

Bruce Lucas, the Company’s Chairman and CEO, said, “Our second quarter operating results were very strong as we continue to diversify away from Florida, especially the Tri-County region which is highly prone to fraud. Non-Florida states contributed 64% of all personal lines new business premium in the quarter. Premium growth in these states has been rapidly accelerating and reached an all-time high in the quarter. Tri-County claims metrics continue to improve and our percentages of Tri-County claims and litigation have reached an all-time low. Year-over-year, we reduced our Tri-County total insured value (TIV) by $6.2 billion, but maintained relatively flat premiums-in-force, mainly because of our acceleration in growth outside of Florida.”

Results of Operations

The following table summarizes our results of operations for the three & six months ended June 30, 2019 and 2018 (amounts in thousands, except percentages and per share amounts):

	Three Months Ended June 30,				Six Months Ended June 30,
	2019	2018	Change		2019	2018	Change
Total revenues	$122,843	$117,972	4%		$241,104	$229,998	5%
Net Income	$721	$2,408	(70)%		$7,685	$17,238	(55)%
Per Share	$0.02	$0.09	(73)%		$0.26	$0.65	(60)%

Book value per share	$14.99	$14.98	0%		$14.99	$14.98	0%
Return on equity	0.7%	2.5%	(2	) pts	3.6%	9.0%	(5	) pts

Underwriting summary
Gross premiums written	$254,840	$263,664	(3)%		$465,188	$468,030	(1)%
Gross premiums earned	$229,958	$230,971	(0)%		$458,548	$458,134	0%
Ceded premiums	$(115,875)	$(119,767)	(3)%		$(234,774)	$(240,822)	(3)%
Net premiums earned	$114,083	$111,204	3%		$223,774	$217,312	3%

Ceded premium ratio	50.4%	51.9%	(1	) pts	51.2%	52.6%	(1	) pts

Ratios to Net Premiums Earned:
Loss ratio	65.1%	59.3%	6 pts		61.0%	54.8%	6 pts
Expense ratio	39.9%	39.4%	0 pts		40.3%	35.9%	4 pts
Combined ratio	105.0%	98.7%	6 pts		101.3%	90.7%	11 pts

Ratios

Ceded premium ratio represents ceded premiums earned as a percentage of gross premiums earned.

Net loss ratio represents net losses and loss adjustment expenses (LAE) as a percentage of net premiums earned.

Net expense ratio represents policy acquisition costs (PAC) and general and administrative expenses (G&A) as a percentage of net premiums earned. Ceding commission income is reported as a reduction of policy acquisition costs and G&A expenses.

Net combined ratio represents the sum of net losses and LAE, PAC and G&A expenses as a percentage of net premiums earned. The net combined ratio is a key measure of underwriting performance traditionally used in the property and casualty insurance industry. A net combined ratio under 100% generally reflects profitable underwriting results.

Quarterly Financial Results

Second quarter 2019 net income was $0.7 million compared to $2.4 million in the prior year quarter. The decrease primarily reflects a higher net loss ratio stemming from higher catastrophe and non-catastrophe weather losses in the current year quarter.

Gross premiums written were $254.8 million in second quarter 2019, down 3.3% from $263.7 million in the prior year quarter. The decrease reflects an 11.9% exposure management driven decline in Florida, particularly in the Tri-County region, partly offset by 8.4% growth outside Florida. Premiums-in-force were $922.5 million, down 0.9% year-over-year, with the decrease stemming from a 16.3% decline in Tri-County, Florida, partly offset by 6.3% growth outside Florida and 0.8% growth in non-Tri-County, Florida.

Gross premiums earned were $230.0 million in second quarter 2019, down 0.4% from $231.0 million in the prior year quarter. The decrease stems from the same items impacting gross premiums written.

The ceded premium ratio was 50.4% in second quarter 2019, down 1.5 points from 51.9% in the prior year quarter. The decrease is primarily attributable to NBIC-related reinsurance synergies and a reduction in NBIC’s gross quota share reinsurance program, which decreased from 18.8% to 8.0% as of June 1, 2018 and was eliminated as of June 1, 2019. NBIC’s gross quota share reduction was partly offset by additional catastrophe excess-of-loss reinsurance coverage and an increase in NBIC’s net quota share reinsurance program from 49.5% to 52.0% as of December 31, 2018.

The net loss ratio was 65.1% in second quarter 2019, up 5.8 points from 59.3% in the prior year quarter. The increase largely relates to higher catastrophe and non-catastrophe weather losses in the current year quarter, partly offset by better reserve development and a lower ceded premium ratio.

The net expense ratio was 39.9% in second quarter 2019, up 0.5 points from 39.4% in the prior year quarter. The increase primarily stems from the favorable impact of NBIC-related purchase accounting on the prior year quarter and reduced ceding commission income in the current year quarter associated with a reduction to NBIC’s overall quota share reinsurance programs, partly offset by a lower ceded premium ratio.

The net combined ratio was 105.0% in second quarter 2019, up 6.3 points from 98.7% in the prior year quarter. The increase stems from higher net loss and expense ratios, as described above.

Book Value Analysis

Book value per share increased 3.9% from year-end 2018 to $14.99 at June 30, 2019.

	As Of
	June 30, 2019	December 31, 2018	June 30, 2018

Book Value Per Share
Numerator:
Common stockholders’ equity	$438,850	$425,333	$386,080

Denominator:
Total Shares Outstanding	29,274,577	29,477,756	25,769,804

Book Value Per Common Share	$14.99	$14.43	$14.98

Conference Call Details:

Friday, August 2, 2019 – 8:30 a.m. EDT

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com/. This webcast will be archived and accessible on the Company’s website.

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share amounts)

(unaudited)

	June 30, 2019	December 31, 2018
	(unaudited)
ASSETS
Fixed maturities, available-for-sale, at fair value	553,619	$509,649
Equity securities, at fair value	1,618	16,456
Other investments	22,761	2,488

Total investments	577,998	528,593
Cash and cash equivalents	262,489	250,117
Restricted cash	13,784	12,253
Accrued investment income	4,549	4,468
Premiums receivable, net	57,045	57,000
Reinsurance recoverable on paid and unpaid claims	330,406	317,930
Prepaid reinsurance premiums	331,543	233,071
Income taxes receivable	17,731	35,586
Deferred policy acquisition costs, net	74,064	73,055
Property and equipment, net	21,110	17,998
Intangibles, net	72,663	76,850
Goodwill	152,459	152,459
Other assets	18,144	9,333

Total Assets	$1,933,985	$1,768,713

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$430,412	$432,359
Unearned premiums	479,162	472,357
Reinsurance payable	324,834	166,975
Long-term debt, net	132,449	148,794
Deferred income tax, net	17,535	7,705
Advance premiums	24,463	20,000
Accrued compensation	4,758	9,226
Accounts payable and other liabilities	81,522	85,964

Total Liabilities	$1,495,135	$1,343,380

Commitments and contingencies
Stockholders’ Equity:
Common stock, $0.0001 par value, 50,000,000 shares authorized, 29,855,378 shares issued and 29,274,577 shares outstanding at June 30, 2019; 30,083,559 shares issued and 29,477,756 shares outstanding at December 31, 2018	3	3
Additional paid-in capital	330,281	325,292
Accumulated other comprehensive income (loss)	5,259	(6,527)
Treasury stock, at cost, 7,720,177 and 7,214,797 shares, respectively	(96,529)	(89,185)
Retained earnings	199,836	195,750

Total Stockholders’ Equity	438,850	425,333

Total Liabilities and Stockholders’ Equity	$1,933,985	$1,768,713

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Statements of Operations and Other Comprehensive Income

(Amounts in thousands, except share amounts)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
REVENUES:
Gross premiums written	$254,840	$263,664	$465,188	$468,030
Change in gross unearned premiums	(24,882)	(32,693)	(6,640)	(9,896)

Gross premiums earned	229,958	230,971	458,548	458,134
Ceded premiums	(115,875)	(119,767)	(234,774)	(240,822)

Net premiums earned	114,083	111,204	223,774	217,312
Net investment income	3,830	2,555	7,502	5,857
Net realized gains (losses)	1,303	(85)	2,327	(312)
Other revenue	3,627	4,298	7,501	7,141

Total revenues	122,843	117,972	241,104	229,998
EXPENSES:
Losses and loss adjustment expenses	74,299	65,989	136,438	119,080
Policy acquisition costs, net of ceding commission income for the three and six months ended June 30, 2019 of $12.1 million and $25 million, respectively	27,087	19,411	53,107	31,598
General and administrative expenses, net of ceding commission income for the three and six months ended June 30, 2019 of $4 million and $8.3 million, respectively	18,384	24,422	36,988	46,352

Total expenses	119,770	109,822	226,533	197,030

Operating income	3,073	8,150	14,571	32,968
Interest expense, net	1,984	5,386	4,101	10,206
Other non-operating (income)/loss, net	—	(542)	48	(542)

Income before income taxes	1,089	3,306	10,422	23,304

Provision for income taxes	368	898	2,737	6,066

Net income	$721	$2,408	$7,685	$17,238

OTHER COMPREHENSIVE INCOME

Change in net unrealized gains (losses) on investments	7,068	(545)	15,104	(7,023)
Reclassification adjustment for net realized investment losses	59	85	394	312
Income tax (expense) benefit related to items of other comprehensive income	(1,304)	(239)	(3,712)	1,584

Total comprehensive income	$6,544	$1,709	$19,471	$12,111

Weighted average shares outstanding
Basic	29,346,234	25,631,871	29,442,363	25,679,448

Diluted	29,352,796	26,316,597	29,447,668	26,480,707

Earnings per share
Basic	$0.02	$0.09	$0.26	$0.67
Diluted	$0.02	$0.09	$0.26	$0.65

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes over $900 million of gross personal and commercial residential premium across its multi-state footprint.

Forward-Looking Statements

Statements in this press release and related presentation that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements relating to (i) expectations related to positive financial effects in the second quarter of 2019 as well as long-term profitiability, (ii) our expectations and strategy related to declining in business in tri-county Florida, (iii) anticipated continued improvement in our loss trends, (iv) (expected positive impact of geographic diversification and strategic partnerships, (v) expectations related to our capital management strategy, including anticipated share repurchases and (vi) anticipated reductions in ceded premiums in the third quarter of 2019 and the related full-quarter effects of such reductions. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: our ability to comply with our obligations under the new credit facilities, including the financial and other covenants contained therein, the success of the Company’s marketing initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectability of reinsurance; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to grow our business outside of Florida; our ability to obtain regulatory approval for requested rate changes and new licenses, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission on March 12, 2019. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Arash Soleimani, CFA, CPA

Executive Vice President

727.871.0206

Email: asoleimani@heritagepci.com